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                                                                EXHIBIT 2.6
                                          (EXHIBIT B TO EXHIBIT 2.5 HEREOF)



                                    EXHIBIT B

                       ISIS 3521 CLINICAL SUPPLY AGREEMENT


         This ISIS 3521 Clinical Supply Agreement ("Agreement") is made and entered into as of August 29, 2001 (the "Effective Date") between Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana ("LILLY") and Isis Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware ("ISIS").

                                   WITNESSETH

WHEREAS, ISIS and LILLY have entered into the Development and License Agreement relating to the development and commercialization of ISIS 3521, and the conditions to entering into this Agreement described in the Development and License Agreement have been satisfied; and

WHEREAS, ISIS will initially manufacture, release and deliver ISIS 3521 API to LILLY for support of ongoing clinical trials and will also perform CMC activities and transfer to LILLY or a third party selected by LILLY the technology to manufacture ISIS 3521 for commercial uses, pursuant to the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Capitalized terms used in this Agreement have the meanings set forth in
Exhibit 1 hereto.


                                    ARTICLE 2

                          MANUFACTURE AND SUPPLY OF API

2.1 Subject to the terms and conditions set forth herein, LILLY will provide ISIS with estimates of LILLY's requirements of API for support of ongoing clinical trials prior to the start of Calendar Years 2002 and 2003. ISIS will supply API to LILLY, in amounts agreed upon by the parties, based on LILLY's requirements and ISIS' Annual Capacity, in accordance with the terms of this Agreement.

2.2 ISIS will provide bulk API to LILLY for use in Clinical Products. LILLY will be responsible for the formulation, filling, finishing, labeling and packaging of the Clinical Products, including stability studies; provided, however, that, in accordance with


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         Section 6.2, until the Release Technology Transfer is completed, ISIS will perform Clinical Product release.

2.3 The parties acknowledge that as of the Effective Date, a third party manufacturer performs the formulation, filling and finishing of Clinical Product for ISIS. Following the Effective Date, LILLY will be responsible for the formulation, filling and finishing of Clinical Product and will use commercially reasonable efforts to promptly establish, itself or through a third party manufacturer, the manufacturing process for formulating, filling, and finishing Clinical Product. If requested by LILLY, ISIS will cooperate with LILLY, as appropriate, to enable LILLY to enter into an agreement with the third party manufacturer used by ISIS to perform the formulation, filling and finishing of Clinical Product.

                                      ARTICLE 3

                            ORDERS AND LIMITATION OF SUPPLY

3.1      PRODUCTION AND DELIVERY PLANS AND ORDERS.

(a) Not later than July 1 of each year, except 2001, in which this Agreement is in effect, LILLY will provide ISIS with a written estimate of the amount of API LILLY will require during the subsequent Calendar Year, which estimate will indicate the quantity of API to be utilized in Clinical Products. [LILLY's API order estimate for Calendar Year 2002 is set forth on Exhibit 2. [*]

(b) At the time of delivery of each such estimate (but within 30 days after the Effective Date with regard to the estimate for Calendar Year 2002), LILLY representatives will meet with ISIS representatives to discuss and agree upon a production and delivery plan for the next Calendar Year (the "Production and Delivery Plan"). Each year's agreed-upon Production and Delivery Plan will specify the quantity of API to be utilized in Clinical Product that ISIS will supply to LILLY during the subsequent Calendar Year, taking into account all relevant factors including, without limitation, ISIS' Annual Capacity and its obligations to other parties. Each such Production and Delivery Plan will be deemed a firm purchase order of LILLY for the quantities of API specified therein, and a firm commitment of ISIS to Manufacture and supply such quantities of API to LILLY.

(c) The Production and Delivery Plan will further specify one or more dates upon which Delivery of the API to be supplied by ISIS will occur during the relevant Calendar Year. ISIS will use commercially reasonable efforts to Deliver the API to LILLY according to the agreed-upon Delivery schedule set forth in the Production and Delivery Plan. The Production and Delivery Plan will provide for Delivery of API promptly after completion of Manufacture and release. The date on which the parties agree upon a Production and Delivery Plan for the following Calendar Year will be referred to herein as the "API Order Date."

(d) Based on various considerations, including its obligations to Third Parties and to its own drug development efforts, ISIS' Annual Capacity will vary from year to year. ISIS'


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         annual capacity for the Manufacture of API for Calendar Years 2002 and
         2003 (the "Annual Capacity"), indicating the maximum amount of API that LILLY may order from ISIS during each such Calendar Year, is set forth in Exhibit 3.

(e) ISIS will purchase the Raw Materials used in the Manufacture. At its sole discretion, LILLY will have the option to purchase some or all of the Raw Materials used in the Manufacture. If Lilly so decides, LILLY will notify ISIS, and the parties will work together to establish appropriate procedures for order and delivery of and payment for such Raw Materials to be purchased by LILLY.

3.2      COMMERCIAL MANUFACTURING .

         LILLY and ISIS will work together to complete a plan for commercial supply of API. LILLY and ISIS will work together to identify and investigate other sources for the manufacture of API to be utilized for Commercial Product. LILLY will inform ISIS in writing by July 1, 2002 of LILLY's decision, at its sole discretion, regarding whether LILLY, ISIS and/or a third party will manufacture API to be utilized for Commercial Product, and which of them shall be the primary source and the back-up source of API to be utilized for Commercial Product. If, in such notice, LILLY elects to have ISIS manufacture API to be utilized for Commercial Product, LILLY and ISIS will negotiate in good faith, and ISIS hereby commits, for ISIS to manufacture API to be utilized for Commercial Product on substantially the terms set forth in Exhibit 8. In such notice, LILLY will also provide LILLY's API order estimates for Calendar Years 2003, 2004 and 2005.

3.3      LIMITATIONS OF SUPPLY.

         In the event that at any time ISIS anticipates that it will be unable to supply in whole or in part the quantities of API set forth in an agreed-upon Production and Delivery Plan for any reason, including without limitation force majeure, ISIS will notify LILLY in writing as soon as possible of such anticipated shortfall. ISIS will also notify LILLY of the underlying reason for the shortfall, proposed remedial measures, the date such inability to supply the full order of API is expected to end, and a proposed amount of API to be Delivered to LILLY. [*] The proposed amount of API to be made available to LILLY hereunder will be no less than [*] of the amount of raw materials or other resources required for the Manufacture of API, taking into consideration the amount of such raw materials or other resources required by (i) LILLY under this Agreement and (ii) ISIS and its other programs.

         If ISIS cannot Manufacture as set forth in this Agreement, ISIS shall so inform LILLY immediately upon the prediction or occurrence such non-supply. In such event, LILLY shall have the right to Manufacture or have Manufactured API for LILLY's needs and ISIS shall provide all assistance and relevant information, know-how and data necessary for LILLY in establishing and beginning the Manufacture of API.


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                                    ARTICLE 4

                 QUALITY STANDARDS; MANUFACTURING WORKING GROUP

4.1      QUALITY STANDARDS.

(a) With respect to API in process prior to the time the Quality Agreement is adopted, ISIS will Manufacture such API in accordance with cGMP and the same specifications as applied to the Manufacture of API for use in Clinical Product used in the CS17 Study. Subject to the preceding sentence, ISIS will Manufacture API for use in Clinical Product in accordance with the API Specifications, cGMP, the DRD, the Quality Agreement and other applicable rules and regulations of all Regulatory Authorities and other regulatory agencies with jurisdiction over the manufacture, use or sale of the API, as then in effect. If cGMP for the U.S. and its foreign equivalent differ, LILLY will specify in writing which cGMP will apply to each quantity of API ordered from ISIS by LILLY. ISIS will be responsible for Manufacturing issues related to API safety and regulatory compliance. Each party will promptly notify the other party of any relevant new instructions or specifications required by a Regulatory Authority, and of other applicable and regulations of which that party becomes aware. The parties will confer with each other with respect to the best means to comply with such requirement and will allocate any costs of implementing such changes on an equitable basis. The parties acknowledge that frequent change-over in the Manufacture of API as may be necessary to comply with differing cGMP in the US and abroad will reduce the Annual Capacity, and that any costs incurred by ISIS in connection with such change-overs will be included in the calculation of API Supply Cost.

(b) ISIS will perform quality control testing, as is specified (i) in the Quality Agreement and API Specifications; and (ii) as required by a Regulatory Authority and by the mutual written consent of the parties, on each lot of API supplied for use in Clinical Product, prior to shipment.

4.2      CERTIFICATE OF ANALYSIS.

(a) ISIS will provide a Certificate of Analysis to LILLY or its designated agent with each lot of API supplied hereunder. Such Certificate of Analysis will contain the results of the analysis of API as required in the API Specifications, and will certify with respect to each shipment and lot (identified by lot number): (i) the quantity of the shipment,
         (ii) that the API delivered was Manufactured in accordance with the API Specifications and in conformance with cGMP. The Certificate of Analysis will contain any information in addition to that required pursuant to subsection (a) above as may be required by the Regulatory Authority of the country of destination of API or Product; provided, that LILLY provides to ISIS sufficient documentation and information necessary or useful to enable ISIS to conform with such requirements. ISIS will provide the results of such analysis to LILLY, along with any supporting data.

(b) LILLY will be under no obligation to accept any Delivered lot of API without an accompanying Certificate of Analysis that conforms to subsection (a) above. Each


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         Certificate will contain the results of testing per the API
         Specifications and a statement that the batch was prepared in compliance with cGMP. ISIS will also make available for LILLY's review ISIS' Manufacturing records for the API, including its master and production batch records, for the purposes of assuring product quality and compliance with agreed-upon Manufacturing procedures as per the following Section 9.3, Quality Assurance Audits.

4.3      CHANGES TO MANUFACTURING PROCESS; MANUFACTURING WORKING GROUP.

(a) During the term of this Agreement, if ISIS proposes to make a material change in Manufacturing materials, equipment, processes, procedures, or to the API Specifications, the parties will discuss and address such proposals as follows. Prior to implementing such a material change, ISIS will notify the Manufacturing Working Group (the "MWG") of ISIS' proposed material change, for consideration by the MWG pursuant to
         Section 4.6. ISIS will provide information to the MWG regarding the change at a level sufficient to allow the MWG members to evaluate such changed Manufacturing process.

(b) The MWG will consist of 3 members from LILLY and 3 members from ISIS and will be established promptly after the Effective Date. The members will be individuals who are capable of responding to the technical, financial, quality, and other issues that could arise under this Agreement. The MWG can consult with, and receive assistance from, LILLY and ISIS employees who are not MWG members. The additional objectives of the MWG are (i) with the parties' quality units, to adopt the initial Quality Agreement and Development Responsibilities Document and subsequent amendments (if any) to each; and (ii) monitor the parties' performance under this Agreement, including reviewing, on a periodic basis, forecast accuracy and on-time delivery. The MWG shall report to the parties at least once each calendar quarter and more frequently as requested.

4.4      QUALITY AGREEMENT.

(a) Promptly (and in any event within 60 days) after the Effective Date, the MWG will adopt the initial Quality Agreement for API for Clinical Product (the "Quality Agreement").

(b) The MWG will, at least annually, review the Quality Agreement and will amend it from time to time as necessary through the issuance of a revised section incorporating the modification and stating the effective date of the modification, signed by a duly authorized representative from each party who is a member of the quality control/quality assurance group, as evidenced by a signed, revised Quality Agreement incorporating the revision number that sets forth the effective date of the modifications and reason for the revision.

(c) The Quality Agreement will describe the parties' quality control, quality assurance and regulatory responsibilities relating to the Manufacture and release of the API by ISIS. The Quality Agreement will include as an exhibit the current standard operating procedures of ISIS, as may be amended by ISIS from time to time, listed in Exhibit 4. ISIS will provide to LILLY not less than once per calendar year an updated set of such


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         standard operating procedures. All standard operating procedures used by ISIS in connection with the Manufacture of API will comply with cGMP.

(d) In the event of an inconsistency between the Quality Agreement and the terms of this Agreement, the terms of this Agreement will apply.

4.5      DEVELOPMENT RESPONSIBILITY DOCUMENT.

(a) Promptly after the Effective Date, and in any event before initiation of LILLY-sponsored clinical trials of the Product, the MWG will adopt the initial Development Responsibilities Document ("DRD").

(b) The MWG will, at least annually, review the DRD and will amend it from time to time through the issuance of a revised section incorporating the modification and stating the effective date of the modification, signed by a duly authorized representative of each party.

(c) The DRD will be similar to, but shorter than, a Manufacturing Responsibilities Document and will provide specific guidance to the parties to ensure the logistics for supply of Clinical Product to support the Development Program.

(d) In the event of an inconsistency between the DRD and the terms of this Agreement, the terms of this Agreement will apply.

4.6      PROCEDURES REGARDING CHANGES TO MANUFACTURING PROCESS.

(a) At its initial meeting, the MWG will consider and agree upon the guidelines to be used to determine the approval process to be applied to any material change in Manufacturing materials, equipment, processes, procedures, or to the API Specifications proposed by ISIS. ISIS will prepare and submit the guidelines to the MWG for consideration, using the following 3 categories and providing examples of the types of material changes that will be included in each category:

                  (i) changes in production of API that may affect the filing of an application for Marketing Approval or require prior Regulatory Approval and will thus require LILLY's approval prior to implementation;

                  (ii) changes that will require ISIS to notify LILLY prior to implementation, but which do not require LILLY's approval; and

                  (iii) changes that do not require ISIS to notify LILLY prior to implementation.

(b)      If ISIS proposes to make a material change described in subsection
         (a)(i), ISIS will notify the MWG and provide information to the MWG regarding such change at a level sufficient to allow the MWG members to evaluate the impact of such change on the Manufacturing Process, and to form a basis for LILLY to determine whether or not to approve such material change. If there are any additional questions regarding notification


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         and approval that arise during the term of this Agreement, ISIS will submit the questions to the MWG or, if an immediate response is required, will contact LILLY's Quality Assurance function to determine the level of review/notification that may be required by the proposed change. The parties will obtain the prior Regulatory Approval and any other required approvals, if such approval is required, before any such material change is implemented.

4.7      COMPLIANCE WITH LAWS.

         In performing its obligations under this Agreement, ISIS will comply with all applicable present and future orders, regulations, requirements and laws ("Legal Requirements") of any and all U.S. authorities and agencies, including without limitation laws and regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials (the "U.S. Legal Requirements"), and any Legal Requirements of other countries ("Foreign Legal Requirements") of which it is informed by LILLY. If the U.S. Legal Requirements conflict with the Foreign Legal Requirements, the parties will discuss and agree on how to resolve such conflict.

4.8      DOCUMENTATION AND RECORD KEEPING.

         ISIS will keep complete, accurate and authentic accounts, notes, data and records of all of ISIS' work performed under this Agreement, including, but not limited to, complete and adequate records pertaining to the methods and facilities used for the Manufacture in accordance with master production records, batch production records, product history documents (e.g., master formulae, validation packages, specifications, CT batch history documents, batch specific deviation reports, COAs) Standard Operating Procedures ("SOPs"), as well as the applicable regulations, including in the United States, so that API may be used in the production of a substance to be used in humans. ISIS will maintain these records for 2 years after expiration of the Clinical Product that incorporates the particular API. LILLY will notify ISIS in writing of the expiration of Products that incorporate specific API pursuant to the procedures described in the DRD, and if LILLY changes the expiration date on any Clinical Product. SOPs will be maintained for 5 years after the document is superseded or deleted. Upon expiration of the retaining periods for the respective records as provided in this Section and in case ISIS wishes to cease retention of such records, ISIS will notify LILLY so that LILLY may, at its cost, retain such records.

4.9      REVIEWS.

         ISIS will generate and provide annual summary reviews for API Manufacturing and control as well as supporting documents or other information for annual product reviews as agreed by the parties.


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                                    ARTICLE 5

                     SUPPLY PRICE; PAYMENT AND TERMS OF SALE

5.1      SUPPLY PRICE.

(a) The API Clinical Supply Price will apply to all API supplied to LILLY intended for use in a Clinical Product.

(b) Except as provided in Section 3.1 (a), for each calendar quarter, ISIS will invoice LILLY for the API Clinical Supply Price of API Delivered to LILLY during such calendar quarter. LILLY will pay each invoice within [*] after receipt, subject to the provisions of Section 5.3. Interest will be charged on late payments consistent with the provisions of subsection (c) below.

(c) All payments due hereunder will be paid by wire transfer in U.S. Dollars to such bank account designated in writing by ISIS from time to time. LILLY will pay a late payment service charge of [*] per month [*] on all past-due amounts.

5.2      DELIVERY.

(a) ISIS will deliver API to a carrier designated by LILLY FCA ISIS' Facility (Incoterms 2000). The shipping and packaging specifications will be agreed upon by the parties.

(b) In the event of a loss of work in process or API prior to the transfer of title pursuant to the Delivery of API as provided in subsection (a) above, any uninsured portion of the loss will be shared by LILLY and ISIS as follows: [*] Any deductible will be applied ratably against all items damaged or lost.

5.3      ACCEPTANCE AND CLAIMS; MATERIALS REVIEW BOARD.

(a) If LILLY claims that any sample of API did not meet the warranty specified in Article 8, LILLY will notify ISIS in writing within 30 days of such Delivery, and a joint Materials Review Board formed under subsection (b) below will review the test data generated by LILLY and ISIS under QA approved procedures mutually agreed by the parties within 30 days after LILLY's notice to ISIS.

(b) Promptly after the Effective Date, ISIS and LILLY will each select 2 members of their in-house materials review boards (or other senior personnel with appropriate qualifications) to participate in a joint Materials Review Board ("MRB") that will review and consider any test data generated by LILLY and ISIS with respect to the Delivered lot of API.

(c) If the members of the MRB are thereafter unable to agree as to whether the API met the warranty specified in Article 8, the parties will cooperate and have the test data reviewed by an independent third party selected by LILLY and approved by ISIS, which approval will not be unreasonably withheld. If the independent third party reviewer cannot determine whether the Delivered API in dispute met the warranty of
         Article 8, a sample


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         of the batch of the Delivered API in dispute retained by ISIS will be analyzed in accordance with the API Specifications, under QA approved procedures, by an independent testing laboratory of recognized repute selected by LILLY and approved by ISIS, which approval will not be unreasonably withheld. The results of such laboratory testing will be final and binding on the parties on the issue of compliance of the API with such warranty.

(d)      If the Delivered API is determined to meet the warranty set forth in
         Article 8, LILLY will bear the cost of any third party review and/or independent laboratory testing performed pursuant to subsection (c) above and will pay for the API in accordance with the terms of this Agreement. If the API is determined not to meet the warranty set forth in Article 8, ISIS will bear the cost of any third party review and/or independent laboratory testing performed pursuant to subsection (c) above.

(e) If ISIS agrees, or if it is determined pursuant to subsection (c) above, that API did not conform to the warranty set forth in Article 8, ISIS will use commercially reasonable efforts to Manufacture and Deliver a replacement batch of API to LILLY for the batch of API that did not conform to such warranty, and LILLY will pay ISIS for any such replacement batch of API, including without limitation, all costs and expenses associated with such Manufacture, consistent with the provisions of Section 5.1 herein. [*]

(f) Any Delivered API which ISIS agrees did not meet, or which was determined not to have met, the Article 8 warranty that is in LILLY's control will, at ISIS' option, either be returned to ISIS or will be destroyed pursuant to ISIS' instructions and with LILLY's approval, which approval will not be unreasonably withheld, at ISIS' expense.

(g) Failure by LILLY to notify ISIS within [*] after Delivery of API which does not meet the warranty under Article 8 will be a waiver of the remedies available to LILLY under this Section 5.3.

(h) Should either party identify any possible latent defect of API that is not revealed by the procedures set forth above within [*] of receipt of any shipment by LILLY, it will so notify the other party immediately upon discovery. LILLY and ISIS will discuss in good faith and agree upon the appropriate measures to be taken by the parties related to such latent defect.

5.4      TERMS OF SALE.

         The terms and conditions of this Agreement will be controlling over any inconsistent terms or conditions included in any agreed-upon order for API or any other sales acknowledgment or document. No provision of any LILLY forms purporting to be orders for API that may impose different conditions than those herein referenced upon ISIS, LILLY or their respective Affiliates will be of any force or effect unless expressly agreed to in writing by both parties.


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5.5      RECORD KEEPING AND AUDIT.

         ISIS will keep accurate records in sufficient detail to enable the API Clinical Supply Price to be verified. Upon written request of LILLY and not more than once in each Calendar Year, ISIS will permit representatives of LILLY to have access during normal business hours to such records as may be reasonably necessary to verify the API Clinical Supply Price. Once specific records have been audited under this
         Section 5.5, no further audit of such records may be made. If such audit correctly concludes that any amounts are due to either party, such payment will be made within [*] days after the determination by the parties. The parties will treat all financial information subject to review under this Section 5.5 in accordance with the confidentiality provisions of the Development and License Agreement, which are incorporated herein and made part of this Agreement by reference.

                                   ARTICLE 6

                               TECHNOLOGY TRANSFER

6.1      TECHNOLOGY TRANSFER TEAM.

(a) The Technology Transfer will be coordinated and implemented under the MWG. The MWG will form a team (the "Technology Transfer Team") comprised of the members of the MWG and such additional employees of each of the parties selected by the MWG as it deems appropriate to effect the Technology Transfer (with equal representation of each of the parties). Members of the Technology Transfer Team will each have appropriate technical credentials, experience and knowledge; the Technology Transfer Team will be co-chaired by a LILLY representative and an ISIS representative from the MWG. The advice of additional employees or consultants of either party may by mutual consent of the parties be obtained.

(b) Decisions of the Technology Transfer Team will be made by unanimous decision of the two-co-chairs; provided however, in the event that the co-chairs do not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct in issue will be determined in good faith by the MWG. In the event that the MWG does not, after good faith efforts, reach agreement on such issue, the resolution and/or course of conduct in issue will be determined in good faith by the Product Leader at LILLY with respect to Product, who shall hold at least an Executive Director position at LILLY, after consultation with the Executive Vice President of ISIS.

(c) Throughout the entire Technology Transfer Term, the Technology Transfer Team will meet at least once each month in person or by teleconference, videoconference or by other mutually acceptable means, as necessary to implement effectively and efficiently the Release Technology Transfer Plan and the API Technology Transfer Plan.


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6.2      TECHNOLOGY TRANSFER FOR CLINICAL PRODUCT RELEASE.

(a) Promptly after the Effective Date, the Technology Transfer Team will establish a plan (the "Release Technology Transfer Plan") for the transfer to LILLY of the Release Technology as specified in the Release Technology Transfer Plan (the "Release Technology Transfer"). The goal of the Release Technology Transfer Plan is to effect the Release Technology Transfer at the same time that Clinical Product release is conducted for the second Phase III clinical trial of the Clinical Product and in no event later than December 31, 2002.

(b) The Release Technology Transfer Plan will include INTER ALIA (i) procedures designed to effect the prompt and efficient Release Technology Transfer, (ii) a list of events necessary to accomplish the Release Technology Transfer, (iii) a description of the training and support to be provided by ISIS to LILLY during the Release Technology Transfer, and (iv) the time period during which ISIS will perform the Release Technology Transfer.

(c) During the Technology Transfer Term with respect to the Release Technology Transfer, ISIS will (i) disclose and transfer to LILLY all of the Release Technology as specified in the Release Technology Transfer Plan and (ii) provide to LILLY the training and support described in the Release Technology Transfer Plan and in this Agreement.

(d) ISIS will use commercially reasonable efforts to perform the Release Technology Transfer in accordance with the Release Technology Transfer Plan and the terms of this Agreement. The parties will cooperate so that the Release Technology Transfer may be completed as expeditiously as possible.

(e) LILLY will use commercially reasonable efforts to implement the Release Technology to be transferred by ISIS pursuant to this Section 6.2, and to make available all reasonably necessary personnel and other resources to enable such transfer without delay.

6.3      TECHNOLOGY TRANSFER PLAN FOR MANUFACTURE OF API.

(a) Promptly after LILLY notifies ISIS of its decision regarding the manufacture of API to be utilized in Commercial Products as provided in
         Section 3.2, the Technology Transfer Team will establish a plan (the "API Technology Transfer Plan") for the transfer of the Manufacturing Process and the Manufacturing Technology for the Manufacture of API from ISIS to LILLY, its Affiliates or a third party designated by LILLY (the "API Technology Transfer"). The goal of the API Technology Transfer Plan is to enable LILLY to apply the Manufacturing Technology, implement the Manufacturing Process and Manufacture API as soon as practicable thereafter and in no event later than December 31, 2003.

(b) The API Technology Transfer Plan will include INTER ALIA (i) procedures designed to effect the prompt and efficient API Technology Transfer,
         (ii) a list of events necessary to accomplish the API Technology Transfer, (iii) a description of the training and support to


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         be provided by ISIS to LILLY during the API Technology Transfer, and
         (iv) the time period during which ISIS will perform the API Technology Transfer.

(c) During the Technology Transfer Term with respect to the API Technology Transfer, ISIS will (i) disclose and transfer to LILLY all of the Manufacturing Process and the Manufacturing Technology as specified in the API Technology Transfer Plan and (ii) provide to LILLY the training and support described in the API Technology Transfer Plan and in this Agreement.

(d) ISIS will use commercially reasonable efforts to perform the API Technology Transfer in accordance with the API Technology Transfer Plan and the terms of this Agreement. The parties will cooperate so that the API Technology Transfer may be completed as expeditiously as possible.

(e) LILLY and/or its third party manufacturer will use commercially reasonable efforts to establish the Manufacturing Process for the Manufacture of API to be transferred by ISIS pursuant to this Section 6.3, and to make available all reasonably necessary personnel and other resources to enable such transfer without delay.

6.4      TRAINING AND SUPPORT.

         The training and support to be provided by ISIS to LILLY in connection with the Release Technology Transfer and the API Technology Transfer (the "Technology Transfer") will include without limitation training and support in a mutually acceptable facility in all of the methods necessary to practice the Release Technology and the Manufacturing Technology, as detailed in the Release Technology Transfer Plan and the API Technology Transfer Plan. In addition, a reasonable number of employees of LILLY and its Affiliates will be entitled to visit ISIS facilities including without limitation pilot and commercial scale facilities and testing laboratories to observe relevant processes in operation. Moreover, ISIS will provide technical consultation on an as-needed basis following NDA approval of Product for a time period to be established by the Technology Transfer Team. ISIS also will be available, if requested, for consultation during any regulatory inspection or to assist in responding to regulatory questions that may occur during Product registration activities.

6.5      PAYMENT OF TECHNOLOGY TRANSFER COSTS.

         The Technology Transfer Team will submit a plan for resourcing the Technology Transfer to the MWG. A budget for ISIS and LILLY resources to be used in the performance of the Technology Transfer will be developed to ensure effective forward planning and cost management. LILLY will compensate ISIS [*] ISIS will invoice LILLY on a quarterly basis for all activities performed and expenses incurred in accordance with this Article. LILLY will pay each invoice within [*] days after receipt. Interest will be charged on late payments consistent with the provisions of Section 5.1(c).


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6.6      RECORDS.

         ISIS will maintain records, in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes, which will fully and properly reflect all of the work done and the progress achieved in the performance of the Technology Transfer (the "Records"). The Records at all times will be available to the Technology Transfer Team and LILLY will have the right, during normal business hours and upon reasonable notice, to inspect and copy all such Records. LILLY also will have the right to arrange for its employees and/or consultants to visit ISIS at its offices and laboratories and other facilities during normal business hours on reasonable notice concerning or in furtherance of the Technology Transfer and/or to discuss the progress of the Technology Transfer and its results in detail with the technical personnel and consultants of ISIS.

                                   ARTICLE 7

                       ISIS CMC AND DEVELOPMENT ACTIVITIES

7.1      ISIS CMC ACTIVITIES.

(a) As part of its activities under the Development Plan set forth in the Development and License Agreement, ISIS will perform the CMC items set forth in Exhibit 5 hereto. ISIS will perform the listed activities and such other activities as approved by the JDC in support of the preparation and filing of the NDA according to the schedule set forth in the Development Plan.

(b) In consideration of ISIS' performance of CMC activities in connection with ISIS 3521 as set forth in Exhibit 5, LILLY will compensate ISIS [*] ISIS will invoice LILLY on a quarterly basis for all activities performed in accordance with this Article and related expenses. Payments due under this Section will be due [*] days after receipt of each invoice by LILLY. Interest will be charged on late payments consistent with the provisions of Section 5.1(c).

7.2      ISIS DEVELOPMENT ACTIVITIES.

(a) As of the Effective Date, LILLY will also compensate ISIS for additional development efforts undertaken by ISIS, such as analytical methods development for raw materials, API and drug product testing and release, and process development in connection with other phosphorothioate oligodeoxynucleotides, which additional activities support the activities of ISIS with regard to ISIS 3521 as approved by the JDC and required pursuant to this Agreement and the Development and License Agreement.

(b) In consideration of ISIS' performance of such additional activities in connection with ISIS 3521, LILLY will compensate ISIS [*] used in activities allocated to ISIS 3521 development, manufacture or support, [*] Payments due under this Section will be due [*] days after receipt of each invoice by LILLY. Interest will be charged on late payments consistent with the provisions of Section 5.1(c).


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                                   ARTICLE 8

                                PRODUCT WARRANTY

8.1      API SPECIFICATIONS; CGMPS; APPLICABLE LAWS.

         Subject to Section 8.2 below, ISIS warrants that the API will, at the time of Delivery, be Manufactured in accordance with and meet (a) the API Specification; (b) cGMP; (c) requirements of the DRD and Quality Agreement, and (d) the Legal Requirements.

8.2      FOREIGN MANUFACTURING REQUIREMENTS.

         If the cGMP or the Legal Requirements applicable to the Manufacture of API for use in the U.S. (the "U.S. Manufacturing Requirements") are different from those applicable outside to the Manufacture of API for use in countries other than the U.S. (the "Foreign Manufacturing Requirements"), the warranty of subsection (a) will include such Foreign Manufacturing Requirements only if LILLY has informed ISIS thereof in writing as provided in Section 4.1, the parties have resolved any conflicts as provided in Section 4.6, and have adapted the Manufacturing Process, if necessary, as provided in Section 4.3.

8.3      MRB APPROVED API.

         Notwithstanding anything in this Agreement, API will be deemed to conform with API Specifications at the time of Delivery if approved by the MRB pursuant to Section 5.3 for release and further processing into Clinical Product.

                                   ARTICLE 9

                                 QUALITY CONTROL

9.1      SPECIFICATIONS AND PROCESS CHANGES.

         The API Specification may not be materially amended, changed or supplemented, except as provided in Section 4.3 and 4.6 above. Unless otherwise specified in that Section, material changes required to comply with applicable laws and regulations and Agency requirements will be mutually agreed upon by ISIS and LILLY.

9.2      MATTERS RELATING TO THE FACILITY.

(a) ISIS will Manufacture API supplied by ISIS hereunder at the Facility, which ISIS represents and warrants has passed inspections of the U.S. and EU Agencies. ISIS will perform release testing of API at the Facility and/or the facility of subcontractors

(b) ISIS will arrange for one or more qualified technical specialists from LILLY, upon reasonable prior notice and during normal business hours, to conduct inspections of the Facility. Observations and conclusions of LILLY's audits or inspections will be issued to and promptly discussed with ISIS and such corrective action as LILLY determines to be


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         reasonably required will be promptly implemented by ISIS. ISIS will maintain complete and accurate records of all reasonably relevant information relating to the performance by ISIS of its obligations hereunder. ISIS will permit LILLY to review, during the inspection at the Facility, relevant cGMP documentation. The total number of inspections under this Section 9.2(b) and audits under Section 9.3 per Calendar Year will not exceed two.

9.3      QUALITY ASSURANCE AUDITS.

         ISIS will perform inspections of its facilities to review its manufacturing operations and assess its compliance with cGMP. In addition, upon LILLY's written request and at mutually agreeable times during normal business hours, ISIS will permit representatives of LILLY to review ISIS' manufacturing operations and records and assess its compliance with cGMP and quality assurance standards and to discuss any manufacturing issues with ISIS' manufacturing and management personnel. Under the Production and Delivery Plan, LILLY will have notice of how many production runs ISIS may conduct in a given Calendar Year, which will permit LILLY personnel to observe any such production run, if LILLY so chooses, after providing notice to ISIS (and at its own expense). In the event of a regulatory inspection that directly involves the API, ISIS will immediately inform LILLY of the issuance of the Notice of Inspection (or an equivalent notice from a non-U.S. Regulatory Authority) will provide LILLY with copies of all communications relating thereto and LILLY will be allowed to participate.

9.4      TESTING.

(a) ISIS will perform such tests as are indicated in the API Specification. Such testing methods will be qualified by ISIS prior to use and certain of such tests will be stability indicating. No production lot of API will be released for Delivery unless such tests show the API to meet the API Specification. Should any production lot fail to meet API Specification limits, such lot will not be released, unless the failure is identified following release, in which case the identifying party will immediately notify the other party and they will cooperate on the actions to be taken as described in Section 5.3.

(b) ISIS is responsible for obtaining and retaining, at LILLY's expense, the amount of API required for quality control release testing as indicated in the API Specification, as applicable. Such amounts will be retained for a period of not less than 1 year from the last retest date prescribed by ISIS, and thereafter shipped at LILLY's request for longer term storage at a designated LILLY facility.

(c) At LILLY's expense and approval, ISIS will perform an on-going program of stability testing, as required in the stability plan to be agreed by the parties, and provide a stability report to support the transportation of API to a LILLY-designated facility. The stability study period will be for a period specified by LILLY following completion of Manufacture of such production lots and such stability testing will be stability indicating. In the event that ISIS will detect a change in a degradant in excess of the amount specified in the stability plan of API in connection with such testing, ISIS will notify LILLY, and as a part of each stability test of such lot thereafter, ISIS will specifically


                                       15
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         incorporate additional testing and controls (e.g., storage condition changes), as LILLY may reasonably specify.

(d) In consideration of ISIS' performance of testing as set forth in subsection (c) above, LILLY will compensate ISIS for such performance at the ISIS FTE Rate and will pay for any Out-of-Pocket Expenses incurred in connection with such testing. ISIS will invoice LILLY on a quarterly basis for all activities performed in accordance with this
         Section 9.4 and related expenses. Payments due under this Section will be due [*] after receipt of each invoice by LILLY. Interest will be charged on late payments consistent with the provisions of Section 5.1(c).

9.5      INFORMATION RELATING TO MANUFACTURING CONDITIONS.

(a) Each party will notify the other immediately of any health hazards with respect to API of which it becomes aware which may impact employees involved in the Manufacture of API.

(b) Each party will promptly advise the other of any safety or toxicity problem that is not part of the knowledge base readily available in chemical manufacturing facilities of which either party becomes aware regarding the API.

9.6      AGENCY INSPECTIONS.

         ISIS hereby agrees to advise LILLY of any visit or inspection by an Agency of the Facility relating to the Manufacture of API, provide copies of all communications relating thereto and will permit one or more qualified representative(s) of LILLY to be present, when possible. If LILLY is not present during such a visit or inspection for any reason, ISIS will promptly provide a copy of the actual report of the results of the inspection to LILLY. ISIS will furnish LILLY copies of all reports, documents or correspondence with respect to any such Agency inspections of the Facility.

9.7      STORAGE AND DELIVERY.

         ISIS will store and Deliver API in accordance with the DRD and Quality Agreement, API Specifications and label requirements set forth by the MWG and cGMP.

                                   ARTICLE 10

                               REGULATORY MATTERS

10.1 ISIS will prepare and promptly provide necessary and useful information, including without limitation Manufacturing information, as is needed to support filings of Registrations by LILLY, its Affiliates, sublicensees or distributors of Product. In addition, ISIS will participate as required in resolving regulatory concerns. ISIS will be responsible for maintaining current technical information needed to support such submissions of Registrations, and accordingly will promptly provide LILLY with advance notification of all changes in such technical information required to be filed as


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         amendment to CMC. All such activities will be at LILLY's expense, which will be agreed to in advance by the parties.

10.2 The mutual goal of ISIS and LILLY will be to maintain an integrated approach to the content and timing of all submissions of Registrations made by LILLY in an effort to obtain and maintain regulatory approvals of a Product. To ensure this mutual goal is met, with respect to issues pertaining to API or to a Product, ISIS will provide to LILLY the right to review and reference all authorizations, certificates, methodologies and specifications in the possession or under the control of ISIS relating to the pharmaceutical/technical development and Manufacture or any component thereof to the extent needed for LILLY's filings of Registrations.

                                   ARTICLE 11

                          INDEMNIFICATION AND INSURANCE

11.1     INDEMNIFICATION.

(a) ISIS will defend, indemnify and hold harmless LILLY, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and permitted assigns, from any and all claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to claims that may be brought or instituted against them by third parties to the extent based upon or arising out of (i) the failure by ISIS to meet the warranties set forth in Article 8; (ii) a material breach by ISIS of its obligations set forth in this Agreement; or (iii) gross negligence or willful misconduct of ISIS, its officers, employees and agents in the performance of its obligations hereunder.

(b) LILLY will defend, indemnify and hold harmless ISIS, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and permitted assigns, from any and all claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to claims that may be brought or instituted against them by third parties to the extent based upon or arising out of (i) a material breach by LILLY of its obligations set forth in this Agreement; or (ii) gross negligence or willful misconduct of LILLY, its officers, employees and agents in the performance of its obligations hereunder.

11.2     CLAIMS.

(a) If a claim is made against a party entitled to indemnification under this Article 11, and if that party intends to seek indemnification with respect thereto under this Article 11, the party seeking indemnification (the "Indemnitee") will promptly notify the indemnifying party (the "Indemnifying Party") of such claim. The Indemnifying Party will defend, negotiate and settle such claim, and the Indemnitee will cooperate with the Indemnifying Party in connection therewith. The Indemnitee may participate in the defense of any claim with counsel of its own choice and at its own expense. Neither party will settle or compromise any such claim without the other party's prior written consent, which


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         consent will not be unreasonably withheld. The indemnity agreement in this Article 11 will not apply to amounts paid in settlement of any claim if such settlement is effected without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Failure of the Indemnitee to deliver notice to the Indemnifying Party within a reasonable time after becoming aware of a claim will not relieve the Indemnifying Party of any liability to the Indemnitee pursuant to this Article 11, except to the extent such delay prejudices the Indemnifying Party's ability to defend such claim.

11.3     INSURANCE.

         Each party will maintain during the term of this Agreement and for [*] thereafter, at its own expense, (i) commercial general liability insurance, including contractual liability coverage, with a minimum limit of [*] per occurrence and [*] annual aggregate; (ii) property insurance with a minimum limit of [*]; and (iii) statutory workers' compensation coverage as required by law.

                                   ARTICLE 12

                              TERM AND TERMINATION

12.1     TERM.

         This Agreement will be effective as of the Effective Date, and unless sooner terminated as provided herein, will continue in effect until December 31, 2003; provided that LILLY may, in its sole discretion, extend the term of this Agreement for up to two additional, consecutive one-year periods by providing ISIS with written notice of such extension at least six months prior to the then scheduled expiration date of this Agreement (using ISIS' Annual Capacity for 2003 for any such additional year). The term of this Agreement may be further extended by mutual written agreement of the parties.

12.2     TERMINATION BY EITHER PARTY.

         This Agreement may be terminated with written notice by either party at any time during the term of this Agreement:

(a) if the other party is in breach of its material obligations hereunder and has not cured such breach within 90 days after written notice requesting cure of the breach has been given; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the 90-day cure period will be tolled until such time as the dispute is resolved pursuant to Section 14.6; or

(b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other party or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within 90 days of the filing thereof.


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12.3     TERMINATION OF DEVELOPMENT AND LICENSE AGREEMENT.

         This Agreement will automatically terminate in the event the Development and License Agreement is terminated for any reason.

12.4     PAYMENT OF OUTSTANDING DEBTS.

         Upon expiration or termination of this Agreement for whatever reason, LILLY and ISIS will settle all outstanding invoices or monies owed to the other party in accordance with the terms of this Agreement.

12.5     EFFECT OF TERMINATION OR EXPIRATION.

(a) If this Agreement is terminated by LILLY pursuant to Section 12.2(a), all orders will be automatically cancelled and ISIS will terminate the Manufacture of API as soon as practicable. LILLY will have the option but not the obligation to (i) purchase all quantities of API stored at ISIS by paying the API Clinical Supply Price as provided in Section 5.1, and (ii) undertake the Manufacture of API or seek a third party to do such Manufacture. If LILLY undertakes to Manufacture or have Manufactured API, then ISIS will continue the transfer of technology pursuant to Article 6 on an expedited basis, at LILLY's expense.

(b) If this Agreement is terminated by LILLY pursuant to Section 12.2(b), LILLY (i) will purchase all quantities of API stored at ISIS by paying the API Clinical Supply Price as provided in Section 5.1, and (ii) will have the right to undertake the Manufacture of API or seek a third party to do such Manufacture.

(c) If this Agreement is terminated by ISIS pursuant to Section 12.2(a), ISIS will have the option but not the obligation to supply under all outstanding quantities set forth in the Production and Delivery Plan at the API Clinical Supply Price or the API Commercial Supply Price, as applicable. If ISIS elects to so supply, LILLY's payment obligations relating thereto including, without limitation, those set forth in
         Section 5.1 will continue to apply until all outstanding obligations of LILLY to ISIS are fulfilled.

(d) If this Agreement is terminated pursuant to Section 12.3, all outstanding quantities of API set forth in the Production and Delivery Plan will be automatically cancelled and ISIS will terminate the Manufacture of API as soon as practicable. In addition, LILLY will be responsible for all other Manufacturing costs associated with API pursuant to Section 5.1 at the time of termination. Notwithstanding the foregoing, ISIS will use its best efforts to mitigate any costs payable by LILLY under this Section 12.5(d).

(e) If this Agreement expires pursuant to Section 12.1, LILLY will purchase all API ordered by LILLY during the term of this Agreement. ISIS will Deliver such API in accordance with Section 5.2.


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                                   ARTICLE 13

                               DAMAGE LIMITATIONS

         NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT WILL EITHER PARTY HERETO, OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY OR SUCH OTHER PARTY'S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, COSTS OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) SUFFERED OR INCURRED BY THE OTHER PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, ARISING FROM THIS AGREEMENT.

                                   ARTICLE 14

                                  MISCELLANEOUS

14.1     FORCE MAJEURE.

         Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God. The affected party will notify the other party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

14.2     ASSIGNMENT.

         This Agreement will inure to the benefit and be binding upon each party, its successors and assigns. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee will assume all obligations of its assignor under the Agreement. Any attempted assignment not in accordance with this Section 14.2 will be void.


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14.3     SEVERABILITY.

         In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.4     NOTICES.

         All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (and promptly confirmed), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  if to ISIS, to:          Isis Pharmaceuticals, Inc.
                                           Carlsbad Research Center
                                           2292 Faraday Avenue
                                           Carlsbad, CA 92008
                                           Attention:  Executive Vice President
                                           Fax No.: (760) 931-9639
                                           E-Mail:  lparshall@isisph.com

                  with a copy to:          Attention: General Counsel
                                           Fax No.: (760) 603-3820
                                           E-Mail: gbryce@isisph.com


                  if to LILLY, to:         Eli Lilly and Company
                                           Lilly Corporate Center
                                           Indianapolis, IN 46285
                                           Attention:  General Patent Counsel
                                           Fax No.:  (317) 277-1917
                                           E-Mail:  armitage_robert_a@lilly.com


         or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile or electronic mail on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.


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14.5     GOVERNING LAW.

         This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.

14.6     DISPUTE RESOLUTION; OVERSIGHT COMMITTEE.

         The parties recognize that disputes may from time to time arise between the parties during the term of this Agreement. In the event of such a dispute, either party, by written notice to the other party, may have such dispute referred to the Oversight Committee, the function of which is to attempt resolution of any disputes arising under this Agreement by good faith negotiations. The Oversight Committee will endeavor to resolve such disputes within 30 days after such notice is received. The Oversight Committee will be comprised of two designated executive officers (or their successors), one from each party. Said designated officers are as follows:

                    For ISIS:            Chief Executive Officer

                    For LILLY:           Executive Vice President

14.7     REMEDIES.

         In the event the parties are unable to resolve any disputes hereunder pursuant to the dispute resolution measures provided herein, each party may pursue its rights and remedies in law or equity in any court of competent jurisdiction.

14.8     ENTIRE AGREEMENT.

         This Agreement and the Development and License Agreement contain the entire understanding of the parties with respect to the license, development and commercialization of Products containing API and the Manufacture and supply of API. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement and the Development and License Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

14.9     HEADINGS.

         The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

14.10    INDEPENDENT CONTRACTORS.

         It is expressly agreed that ISIS and LILLY will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency. Neither ISIS nor LILLY will have the authority to make any statements,


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         representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other party.

14.11    WAIVER.

         The waiver by either party hereto of any right hereunder, or the failure to perform, or a breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

14.12    COUNTERPARTS.

         The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.13    WAIVER OF RULE OF CONSTRUCTION.

         Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.




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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective
Date.


ELI LILLY AND COMPANY                    ISIS PHARMACEUTICALS, INC.

By:/s/ AUGUST M. WATANABE                By:/s/ B. LYNNE PARSHALL
   ---------------------------------        ------------------------------------

Name: August M. Watanabe                  Name: B. Lynne Parshall
     -------------------------------           ---------------------------------

Title: Executive Vice President           Title: Executive Vice President & CFO
      ------------------------------            --------------------------------





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                                    EXHIBIT 1

                                   DEFINITIONS

1.1 "AFFILIATE" with respect to either party means any person, organization, corporation or other business entity (collectively, "Person") controlling, controlled by, or under common control with such party. For purposes of this definition, "control" refers to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

1.2 "AGENCY" means the U.S. Food and Drug Administration. In the event LILLY provides written notice to ISIS that LILLY intends to conduct Development Program activities outside of the United States, the term "Agency" will mean with respect to such activities outside the United States the Regulatory Authority (as defined below) of the country specified in such notice involved in granting any approvals relating to such Development Program activities.

1.3      "ANNUAL CAPACITY" has the meaning as defined in Section 3.1(d).

1.4      "API" means the bulk drug substance ISIS 3521 as described in
         Exhibit 6.

1.5 "API SPECIFICATION" will mean the specification comprising methods, tests and acceptance criteria or release limits of API, which may be amended from time to time by the MWG. The current API Specification is attached as Exhibit 6.

1.6      "API CLINICAL SUPPLY PRICE" means [*] of the API Supply Cost.

1.7      API SUPPLY COST" means the cost of Manufacture of API described in
         Exhibit 7.

1.8 "API ORDER DATE" means the date on which the parties agree upon a Production and Delivery Plan for the following Calendar Year, as set forth in Section 3.1(c).

1.9 "CALENDAR YEAR" means each successive period of 12 months commencing on January 1 and ending on December 31.

1.10 "cGMP" means the current good manufacturing practices described in Q7A ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients and 21 CFR Parts 210 ET SEQ. as applicable to the Manufacture of API in the U.S., as are in effect on the Effective Date or as may subsequently be modified or supplemented. In the event LILLY provides written notice to ISIS that LILLY intends to conduct the Development Program activities in countries outside of the United States, the term "cGMP" will also include corresponding good manufacturing practices in such countries, provided that to the extent any conflict exists between cGMP applicable in the U.S. and in such countries, the cGMP of the U.S. will apply, unless the parties agree otherwise as provided in Section 4.1, 4.3, 4.6 and 8.2.


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1.11     "CLINICAL PRODUCT" means a formulated pharmaceutical product containing
         API in finished form for use in conducting clinical trials prior to Regulatory Approval.

1.12 "COMMERCIAL PRODUCT" means a formulated pharmaceutical product containing API for all uses after Regulatory Approval has been obtained for the Product.

1.13 "COMBINATION PRODUCT" means any pharmaceutical product that comprises the API and at least one other active compound(s) and/or ingredients. All references to Product in this Agreement will be deemed to include Combination Product.

1.14 "CS17 STUDY" means the Phase III clinical trial conducted by ISIS that is ongoing as of the Effective Date, as further described in the Development Plan.

1.15 "DELIVER" OR "DELIVERY" means the delivery of API by ISIS to the carrier pursuant to Section 5.2.

1.16 "DEVELOPMENT AND LICENSE AGREEMENT" means the agreement for the development and commercialization of ISIS 3521 entered into by ISIS and LILLY on August 14, 2001.

1.17 "DEVELOPMENT PLAN" means the plan for the development of ISIS 3521 attached as Exhibit C to the Development and License Agreement.

1.18 "DEVELOPMENT PROGRAM" means the activities undertaken by ISIS and LILLY as set forth in the Development Plan.

1.19     "DRD" has the meaning as defined in Section 4.5.

1.20 "FACILITY" means the Manufacturing facility of ISIS located in 2282 Faraday Avenue, Carlsbad, California.

1.21 "FTE" means the equivalent of the scientific or technical work of at least a total of [*] hours per year on or directly related to the Manufacture, the Technology Transfer, CMC activities or any other activities contemplated under this Agreement, carried out by a qualified employee or consultant. Scientific or technical work can include, but is not limited to, [*]

1.22 "ISIS 3521" means the phosphorothioate oligodeoxyribonucleotide that targets human protein kinase C disclosed and claimed (as SEQ ID NO 2) in U.S. Patent No. 5,703,054.

1.23     "ISIS FTE RATE" means [*]

1.24 "JDC" means the joint development committee established under the Development and License Agreement.

1.25     "LEGAL REQUIREMENTS" has the meaning as defined in Section 4.7.

1.26 "MANUFACTURE" or "MANUFACTURED" or "MANUFACTURING" means all operations involved in the manufacturing, quality control testing (including in-process, release and

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         stability testing, if applicable), releasing, packaging and shipping of API under this Agreement.


1.27 "MANUFACTURING PROCESS" means the process steps set forth in master batch records for ISIS 3521 in the version existing as of the Effective Date, including reasonable minor variants and extensions of process steps thereof.

1.28 "MANUFACTURING TECHNOLOGY" means any and all scientific and technical data and information including without limitation formulas, methods, techniques, protocols, and processes controlled by ISIS as of the Effective Date which are necessary for performing the Manufacturing Process.

1.29     "MANUFACTURING WORKING GROUP" or "MWG" has the meaning set forth in
         Section 4.3 herein.

1.30 "MATERIALS REVIEW BOARD" has the meaning set forth in Section 5.3(b) herein.

1.31 "MARKETING APPROVAL" means the act of a Regulatory Authority necessary for the marketing and sale of the Product in a country or regulatory jurisdiction, including, without limitation, the approval of the NDA by the FDA.

1.32 "MRD" means the Manufacturing Responsibilities Document for the supply of Commercial Product that includes key contacts, supply chain diagrams, forecasting processes, the details of shipping and receiving, and a process for informing ISIS of the batch numbers and expiration date of Product referencing the batch numbers of API contained therein.

1.33 "NDA" means a new drug application or other application filed with the FDA to obtain approval for marketing a Product in the United States, or any future equivalent process.

1.34 "OUT-OF-POCKET EXPENSES" means costs, other than labor costs, that are directly related to the activities outlined in the Development Plan and this Agreement, including, without limitation, costs of travel, supplies, outside services and consultants.

1.35     "OVERSIGHT COMMITTEE" has the meaning set forth in Section 14.6 herein.

1.36 "PRODUCT" means preparation(s) containing API for the treatment of cancer in humans, including preparations for use in clinical trials ("Clinical Product") and preparations for sale by prescription, over-the-counter or any other method ("Commercial Product").

1.37     "PRODUCTION AND DELIVERY PLAN" has the meaning a defined in Section
         3.1(b).

1.38     "QUALITY AGREEMENT" has the meaning as defined in Section 4.4.

1.39 "RAW MATERIALS" means any raw materials intended for use in the Manufacture of the Product, including those that may not appear in the Product.


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1.40     "REGISTRATIONS" means the technical, medical and scientific licenses, registrations, authorizations and/or approvals of API or Product (including, without limitation, IND, DMF, NDA or other prerequisite manufacturing approvals or authorizations, and marketing authorization based upon such approvals or authorizations) that are required by any national, supranational (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity, as amended or supplemented from time to time.

1.41 "REGULATORY AUTHORITY" means any applicable government regulatory authority involved in granting approvals for the marketing, and/or pricing of a Product worldwide, including without limitation, in the United States, the Food and Drug Administration ("FDA"), and any successor government authority having substantially the same function, and foreign equivalents thereof.

1.42 "REGULATORY APPROVAL" means the act of a Regulatory Authority necessary for the Manufacture of Product in a country or regulatory jurisdiction.

1.43 "RELEASE TECHNOLOGY" means any and all scientific and technical data and information including without limitation formulas, methods, techniques, protocols, and processes controlled by ISIS as of the Effective Date regarding Clinical Product release.

1.44     "TECHNOLOGY TRANSFER" has the meaning set forth in Section 6.4 herein.

1.45 "TECHNOLOGY TRANSFER TEAM" has the meaning set forth in Section 6.1 herein.

1.46 "TECHNOLOGY TRANSFER TERM" means the time period following the Effective Date, as determined by the Technology Transfer Team, during which the Technology Transfer will take place.


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                                    EXHIBIT 2

                LILLY'S API ORDER ESTIMATE FOR CALENDAR YEAR 2002

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                                       [*]

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                                    EXHIBIT 3

                         MANUFACTURING CAPACITY OF ISIS

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                                       [*]

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                                    EXHIBIT 4

                                LIST OF ISIS SOPS

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                                       [*]

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                                    EXHIBIT 5

                               ISIS CMC ACTIVITIES

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                                       [*]

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                                    EXHIBIT 6

                               API SPECIFICATIONS

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                                       [*]

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                                    EXHIBIT 7

                         CALCULATION OF API SUPPLY COST

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                                       [*]

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                                    EXHIBIT 8

                    TERMS OF COMMERCIAL SUPPLY OF API BY ISIS

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                                       [*]

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